Exhibit 10.100

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION COPY

LOAN AND SECURITY AGREEMENT

Dated as of September 27, 2019

Between

TIAA, FSB, formerly known as EVERBANK, as Bank

and

CALIBER HOME LOANS, INC., as Borrower

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is made as of September 27, 2019 (the “ Effective Date”), by and between Caliber Home Loans, Inc., a Delaware corporation, with an address at 1525 South Belt Line Road, Coppell, Texas 75019 (“Borrower”) and TIAA, FSB, formerly known as EverBank, a federal savings association, with an address at 100 Summer Street, Suite 3232, Boston, Massachusetts 02110 (both “Bank” and “TIAA, FSB”), under the following circumstances:

RECITAL

Borrower has requested that Bank make available to Borrower a revolving credit facility in an amount not to exceed the Maximum Loan Amount. Each advance made by Bank to Borrower pursuant to this Agreement (each, a “Loan Advance” and collectively, the “Loan”) will be used by Borrower for Approved Purposes (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree:

1. Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings.

(a) “Accepted Servicing Practices” means, with respect to any Serviced Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions that service mortgage loans of the same type as the Serviced Loans in the jurisdiction where the related Mortgaged Property is located, and in a manner at least equal in quality to the servicing Borrower or Borrower’s designee provides to Mortgage Loans that it owns in its own portfolio.

(b) “Adjusted Indebtedness” means, at any date, the result of (a) Borrower’s Indebtedness on such date, minus (b) the unpaid principal of Borrower’s Subordinated Debt on such date (to the extent such Subordinated Debt is excluded from Borrower’s Indebtedness in calculating Borrower’s Adjusted Tangible Net Worth on such date in accordance with the definition thereof).

(c) “Adjusted Tangible Net Worth” shall mean, with respect to any Person at any date, the Net Worth of such Person plus (a) (i) all unpaid principal of all Subordinated Debt of such Person at such date; and (ii) the MSR Value at such date; minus: (b) (i) the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP), including, without limitation, goodwill; trademarks, trade names, service marks, copyrights, patents, licenses and franchises; capitalized Servicing Rights; organizational expenses; deferred expenses; (ii) receivables from equity owners, Affiliates or employees; (iii) advances of loans to Affiliates; (iv) investments in Affiliates; and (v) assets pledged to secure any liabilities not included in the Indebtedness of such Person; in all cases, calculated on a consolidated basis and determined in accordance with GAAP consistent with those applied in the preparation of the Financial Statements referred to herein.

(d) “Advance Date” means the date on which a Loan Advance is made by Bank to Borrower in accordance with the terms of this Agreement.

(e) “Advance Request” means a request for a Loan Advance in the form attached hereto as Exhibit III.

(f) “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power: (a) to vote 25% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person; or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(g) “Anti-Money Laundering Laws” shall have the meaning set forth in Section 2(a)(25) hereof.

(h) “Approved Purposes” means working capital in ordinary course of Borrower’s business (including the funding of Corporate Advances and Escrow Advances) and other general purposes. Notwithstanding the foregoing, in no event shall any use be an Approved Purpose if such use would violate the terms of any Approved Servicing Agreement.

(i) “Approved Servicing Agreement” means each TIAA, FSB Servicing Agreement, individually, and “Approved Servicing Agreements” shall mean all TIAA, FSB Servicing Agreements, collectively.

(j) “Approved Servicing Appraiser” shall mean SitusAMC, Mortgage Industry Advisory Corporation and Phoenix Analytic Services, Inc., or such other independent appraiser that is nationally known as expert in the evaluation of Servicing Rights, and is pre-approved in writing by Bank from time to time, in its reasonable discretion.

(k) “Bank” has the meaning provided in the introductory paragraph hereof.

(l) “Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

(m) “Borrower” has the meaning provided in the introductory paragraph hereof.

(n) “Borrowing Base” means, as of the date of determination, the sum of (i) [***] of Escrow Advances still outstanding, (ii) [***] of Corporate Advances still outstanding and (iii) any amounts received by the Bank that are required to be disbursed to the Bank pursuant to Section 5(d) that have not yet been applied by Bank to pay the Obligations. No Escrow Advance or Corporate Advance shall be included in the Borrowing Base unless it is an Eligible Pledged Servicing Receivable.

(o) “Borrowing Base Certificate” means, as of any date of preparation, a certificate setting forth the Borrowing Base in the form attached hereto as Exhibit IV, prepared by and certified by a Responsible Officer of Borrower.

(p) “Borrowing Base Deficiency” has the meaning set forth in Section 3(f).

(q) “Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York, the State of Texas or the State of Florida, or (iii) any day on which the Federal Reserve is closed.

(r) “Cash Equivalents” shall mean (a) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of [***] or less from the date of acquisition and overnight bank deposits of Bank or its Affiliates or of any commercial bank having capital and surplus in excess of [***], (c) repurchase obligations of Bank or its Affiliates or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than [***] with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within [***] after the day of acquisition, (e) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of [***] or less from the date of acquisition backed by standby letters of credit issued by Bank or any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

(s) “Code” means the Internal Revenue Code of 1986, as amended.

(t) “Collateral” has the meaning provided on Exhibit I hereof.

(u) “Confidential Terms” has the meaning provided in Section 12(k) hereof.

(v) “Confidential Information” has the meaning provided in Section 12(l) hereof.

(w) “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

(x) “Contractual Obligations” means, as to any Person, the provisions of any security issued by such Person, or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its properties is bound.

(y) “Corporate Advance” means customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in the performance by Borrower under any Approved Servicing Agreement for (1) the preservation, restoration and protection of any Mortgaged Property, (2) any enforcement or administrative, judicial or other legal proceedings, including foreclosures, and (3) the management and liquidation of a Mortgaged Property if such Mortgaged Property is acquired in satisfaction of the related Serviced Loan.

(z) “Covenant Net Income” means Net Income excluding FMV Adjustments and any gain or loss related to MSR hedges.

(aa) “Custodial Account” shall have the meaning provided in the TIAA, FSB Servicing Agreements.

(bb) “Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

(cc) “Default Rate” means the Interest Rate plus [***] per annum.

(dd) “Due Diligence Cap” shall mean $[***].

(ee) “Effective Date” has the meaning provided in the introductory paragraph hereof.

(ff) “Eligible Pledged Servicing Receivable” means a Pledged Servicing Receivable:

(1) that complies in all material respects with all applicable Laws and other legal requirements, whether federal, state or local;

(2) that constitutes an “account” or a “general intangible” as defined in the UCC and is not evidenced by an “instrument,” as defined in the UCC as so in effect;

(3) that arose pursuant to an Approved Servicing Agreement or was purchased by Borrower from Bank and relates to one of the Mortgage Loans;

(4) that is genuine and constitutes a legal, valid, binding and irrevocable payment obligation, enforceable in accordance with the terms of the Servicing Agreement under which it has arisen, subject to no offsets, counterclaims or defenses (it being understood that only the portion of a Pledged Servicing Receivable that is subject to such offset, counterclaim or defense, as applicable, shall fail to be an “Eligible Pledged Servicing Receivable” because of any such offset, counterclaim or defense, as applicable);

(5) that was not originated in or subject to the Laws of a jurisdiction whose Laws would make such Pledged Servicing Receivable, the related Servicing Agreement (if applicable) or the financing thereof contemplated hereby unlawful, invalid or unenforceable and is not subject to any legal limitation on transfer;

(6) that is owned solely by Borrower free and clear of all Liens other than Permitted Liens and has not been sold, conveyed, pledged or assigned to any other lender, purchaser or Person;

(7) for which there exists no dispute regarding the Pledged Servicing Receivable that results in the Pledged Servicing Receivable being invalid or otherwise not recoverable or payable and in respect of which Borrower has complied in all respects with the related Servicing Agreement;

(8) in respect of which Borrower has no knowledge of any fact that has led it to expect that such Pledged Servicing Receivable will not be fully recoverable;

(9) that relates to either a Corporate Advance or an Escrow Advance; and

(10) that is recoverable in accordance with the terms of the applicable Federal Insurance (as defined in the related Servicing Agreement) to the extent applicable.

(gg) “EO13224” shall have the meaning set forth in Section 2(a)(20) hereof.

(hh) “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be from time to time supplemented or amended.

(ii) “ERISA Affiliates” means any corporation or trade or business that is a member of any group of organizations (1) described in Section 414(b) or (c) of the Code of which Borrower is a member and (2) solely for purposes of Section 302 of ERISA and Section 412 of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.

(jj) “Escrow Advance” means customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Borrower under any Approved Servicing Agreement for (1) the payment of taxes, assessments, water rates, sewer rents and other charges that are or may become a lien upon the related Mortgaged Property and (2) the payment of premiums for fire, hazard and (to the extent required by law) flood insurance.

(kk) “Event of Default” has the meaning provided in Section 9 hereof.

(ll) “Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank being organized under the laws of, or having its principal office or, in the case of Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) Bank acquires such interest in the Loan or (ii) Bank changes its lending office, (c) Taxes attributable to Bank’s failure to comply with Section 4(c) or Section 4(d) and (d) any withholding Taxes imposed under FATCA.

(mm) “Facility Monthly Average” means, with respect to any calendar month, the average daily outstanding principal balance of the Loan hereunder for such month.

(nn) “Facility Payment Date” means the seventh (7th) calendar day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day).

(oo) “Fannie Mae” shall mean Federal National Mortgage Association, or any successor thereto.

(pp) “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

(qq) “FHA” means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto.

(rr) “FHA Approved Mortgagee” shall mean an institution which is approved by FHA to act as mortgagee of record pursuant to FHA Regulations.

(ss) “FHA Claim Proceeds” shall have the meaning provided in the applicable TIAA, FSB Servicing Agreement.

(tt) “FHA Loan” shall have the meaning provided in the applicable TIAA, FSB Servicing Agreement.

(uu) “Final Payout Date” means the date upon which all outstanding Obligations (other than contingent obligations for which no claim has been made) have been paid in full and Bank has no further obligation to make any Loan Advances hereunder.

(vv) “Freddie Mac” shall mean Federal Home Loan Mortgage Corporation, or any successor thereto.

(ww) “FMV Adjustments” shall mean adjustments to the capitalized value of Borrower’s Servicing Rights resulting from changes in valuation inputs or assumptions used in the valuation model.

(xx) “GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

(yy) “Ginnie Mae” means the Government National Mortgage Association or any successor thereto.

(zz) “GLB Act” has the meaning provided in Section 12(l) hereof.

(aaa) “Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, the Appropriate Federal Banking Agency, any taxing authority and any supra-national bodies such as the European Union or the European Central Bank), any self-regulatory organizations with appropriate jurisdiction, any government sponsored enterprise, any government corporation (including, without limitation, Ginnie Mae, the Federal Deposit Insurance Corporation or the Federal Home Loan Banks) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

(bbb) “Hedging Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements, forward securities transactions and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values, in each case to which Borrower is a party.

(ccc) “HUD” shall mean the United States Department of Housing and Urban Development.

(ddd) “Indebtedness” means as to any Person, (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person), (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than (a) deferred purchase price that is contingent upon performance, and (b) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business), (iii) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person, (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person, (v) capitalized lease obligations of such Person, (vi) obligations of such Person under repurchase agreements or like arrangements, (vi) indebtedness of others guaranteed by such Person, (viii) obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person, (ix) indebtedness of general partnerships of which such Person is a general partner, (x) any other indebtedness of such Person by a note, bond, debenture or similar instrument, and (xi) and to the extent not otherwise included in this definition, obligations under any Hedging Agreement.

(eee) “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

(fff) “Interest” means, with respect to any Loan Advance hereunder as of any date, the aggregate amount obtained by daily application of the Interest Rate (or, if an Event of Default has occurred and is continuing, the Default Rate) to such Loan Advance on a 360 day per year basis.

(ggg) “Interest Payment Date” means (1) each the Facility Payment Date and (2) the Maturity Date.

(hhh) “Interest Rate” means LIBOR plus the Margin. The Interest Rate shall adjust daily in accordance with changes in LIBOR.

(iii) “LIBOR” means, with respect to each day a Loan Advance is outstanding, the rate per annum equal to the greater of (a) the rate appearing at Reuters Screen LIBOR01 Page (or such other page as may replace the Reuters LIBOR01 Page on such service or such other service as may be designated by Bank for the purpose of displaying London interbank offered rates for U.S. Dollar deposits) as one month LIBOR on such date (and if such date is not a Business Day, LIBOR in effect on the Business Day immediately preceding such date), and (b) [***]. Notwithstanding the foregoing, if (i) LIBOR ceases to exist or be published by ICE Benchmark Administration Limited (or any successor or substitute), (ii) there is a material disruption to LIBOR, including but not limited to other lenders in the industry switching from LIBOR to another interest rate, (iii) there is a change in the methodology of calculating LIBOR or (iv) in the reasonable expectation of Bank, any of the events specified in clause (i), (ii) or (iii) will occur; then the rate for the applicable interest period will be determined by such alternate method designed to measure interest rates in a similar manner, as determined by Bank; provided, however, that in the case of the events specified in clause (i) hereof, Bank agrees to select an alternate method in a commercially reasonable manner and consistent with the method applied to other customers in a similar economic position to Borrower in Bank’s portfolio. In order to account for the relationship of the replacement index to the original LIBOR, such alternate method will incorporate any spread to any replacement index as is necessary to ensure that Borrower and Bank are in a similar economic position as the original LIBOR rate.

(jjj) “Lien” means any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement) or any lease in the nature thereof.

(kkk) “Loan” shall have the meaning set forth in the Recitals to this Agreement.

(lll) “Loan Advance” shall have the meaning set forth in the Recitals to this Agreement.

(mmm)“Loan Documents” means this Agreement, the Power of Attorney and each other document, instrument or agreement executed by Borrower in connection herewith, as any of the same may be amended, extended or replaced from time to time.

(nnn) “Maker” means and includes each maker of a promissory note in connection with a Mortgage and each cosigner, guarantor, endorser, surety and assumptor thereof, and each mortgagor or grantor under a Serviced Loan, whether or not such Person has personal liability for its payment of the Serviced Loan evidenced or secured thereby, in whole or in part.

(ooo) “Margin” shall mean [***].

(ppp) “Margin Call” has the meaning set forth in Section 3(f).

(qqq) “Material Adverse Effect” means, with respect to Borrower, a material adverse effect on (1) the property, business, operations or financial condition of Borrower, (2) the ability of Borrower to perform its material obligations under the Loan Documents to which it is a party, (3) the validity or enforceability of the Loan Documents, (4) the material rights and remedies of Bank under the Loan Documents, or (5) subject to agreed extensions or waivers, the timely repayment of the Loans.

(rrr) “Maturity Date” means the earlier of (a) September 25, 2020, or (b) such earlier date on which this Agreement shall terminate or be terminated by Bank or Borrower in accordance with the provisions hereof or by operation of law or the date on which the Loan shall be accelerated and declared due and payable in accordance with the provisions hereof.

(sss) “Maximum Loan Amount” means [***] minus the amount by which the then aggregate outstanding Purchase Price under the Mortgage Warehouse Agreement exceed [***]. In no event shall the combined total of the Loan and the outstanding Purchase Price under the Mortgage Warehouse Agreement exceed [***].

(ttt) “Maximum Purchase Amount” shall mean [***].

(uuu) “Mortgage Loan” means a residential real estate secured loan and the entire corresponding file therefor, including, without limitation: (1) the underlying promissory note, any reformation thereof, and a related mortgage or deed of trust and security agreement; (2) all guaranties and insurance policies, including, without limitation, all mortgage and title insurance policies and all fire and extended coverage insurance policies and rights of Borrower to return premiums or payments with respect thereto; and (3) all right, title and interest of Borrower in the Mortgaged Property.

(vvv) “Mortgage Warehouse Agreement” means that certain Master Repurchase Agreement dated as of September 27, 2019 between Borrower, as Seller, and Bank, as Buyer, as amended from time to time.

(www) “Mortgaged Property” means the real property securing repayment of a Mortgage Loan (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) but excludes any leasehold estates.

(xxx) “MSR Appraised Value” means, as of any date of determination, the fair market value of Borrower’s Servicing Rights at such time, calculated as a percentage (using the mid-point if expressed as a range) of the then unpaid principal balances of each category of Mortgage Loan then being serviced, as set forth in a Servicing Rights Appraisal. For the avoidance of doubt, in order to take into account changes in the unpaid principal balances of Mortgage Loans from the date of a particular appraisal to the date of any later determination of MSR Value for purposes of calculating Adjusted Tangible Net Worth at any time, the applicable value percentage shall be applied to the then (updated) unpaid principal balance of Mortgage Loans then included in Borrower’s capitalized Servicing Rights within each applicable category of Mortgage Loans of the date of such later determination of MSR Value.

(yyy) “MSR Value” shall mean, as of any date of determination, the lesser of (a) Borrower’s capitalized Servicing Rights at such time, and (b) as applicable, and with respect to the same Servicing Rights (i) the MSR Appraised Value, at such time, with respect to those Mortgage Loans then included in Borrower’s capitalized Servicing Rights, or (ii) if the applicable Servicing Rights Appraisal has not been timely delivered to Bank, such amount as Bank shall determine in its sole and absolute discretion, using such means of valuation as it deems appropriate under the circumstances.

(zzz) “Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which, during the current year or the immediately preceding five (5) years, contributions have been or are or were required to be made by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

(aaaa) “Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

(bbbb) “Net Worth” shall mean, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

(cccc) “Obligations” means any and all debts, obligations and liabilities of Borrower to Bank (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred) arising pursuant to the Loan Documents and, for so long as there is any outstanding unpaid interest, principal or other outstanding unpaid monetary obligations under any Loan Document, pursuant to the TIAA, FSB Servicing Agreements.

(dddd) “OFAC” shall have the meaning set forth in Section 2(a)(20) hereof.

(eeee) “Other Connection Taxes” means, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

(ffff) “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

(gggg) “Owner” shall have the meaning provided in the applicable TIAA, FSB Servicing Agreement.

(hhhh) “Person” means any corporation, natural person, firm, joint venture, partnership, limited liability company, limited liability partnership, trust, unincorporated organization, Governmental Authority or other entity.

(iiii) “Permitted Lien” means any Lien permitted pursuant to Section 7(a) hereof.

(jjjj) “Plan” means an employee benefit as defined in Section 3(2) of ERISA maintained by either Borrower or any ERISA Affiliate that is subject to Title IV of ERISA, other than a Multiemployer Plan.

(kkkk) “Pledged Deposit Accounts” means, so long as the TIAA, FSB Servicing Agreements are the only Approved Servicing Agreements, none. In the event that other Servicing Agreements become Approved Servicing Agreements hereunder, Pledged Deposit Accounts shall also include the following: (i) that certain demand deposit account with

Bank styled “Caliber Home Loans, Inc. in trust for TIAA, FSB”—Non Agency Account, which account has been established by Bank for the purpose of holding cash proceeds of Pledged Servicing Rights and Pledged Servicing Receivables other than Agency Servicing Rights for the benefit of Bank, and (ii) if applicable and upon written notice to Seller, a demand deposit account with Bank styled “Caliber Home Loans, Inc. in trust for TIAA, FSB — Ginnie Mae Servicing Rights Account”, which account shall be established by Bank for the purpose of holding cash proceeds of Ginnie Mae Pledged Servicing Rights for the benefit of Bank in such event.

(llll) “Pledged Servicing Receivables” means all of Borrower’s present and future rights to have, demand, receive, recover, obtain and retain payments and prepayments of principal, interest or both, and tax, assessment, maintenance fee and insurance escrow payments, and service fees and compensation, owing, paid or due to be paid on, under or in respect of the Serviced Loans that are the subject of the TIAA, FSB Servicing Agreements for which Borrower has granted Bank a security interest in the Pledged Servicing Rights related thereto, and to reimburse Borrower for making Corporate Advances and Escrow Advances thereunder, along with Borrower’s right to reimbursement of advances from an Agency with respect to advances purchased by Borrower from TIAA, FSB, including all of Borrower’s present and future rights to have, demand, receive, recover, obtain and retain payment, reimbursement or indemnity for (or for making) advances made by Borrower (or its predecessor servicer) under the TIAA, FSB Servicing Agreements.

(mmmm) “Pledged Servicing Rights” means all of Borrower’s rights and interests under any TIAA, FSB Servicing Agreements, including without limitation the rights to (1) service the Serviced Loans that are the subject matter of such TIAA, FSB Servicing Agreement and (2) be compensated, directly or indirectly, for doing so; together with all Servicing Rights described in any subservicing agreement related to any TIAA, FSB Servicing Agreement.

(nnnn) “Power of Attorney” means the Power of Attorney of Borrower in favor of the Bank dated or on about the date hereof.

(oooo) “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

(pppp) “Purchase Price” shall mean the price at which each Purchased Mortgage Loan is transferred by Seller to Buyer, which shall equal:

(a) on the Purchase Date, the applicable Purchase Price Percentage multiplied by the least of: (i) the Market Value of such Purchased Mortgage Loan, or (ii) the outstanding principal amount thereof as set forth on the related Mortgage Loan Schedule, or (iii) the price set forth in the related Takeout Commitment; and

(b) on any day after the Purchase Date, except where Buyer and the Seller agree otherwise, the amount determined under the immediately preceding clause (a) decreased by the amount of any cash transferred by the Seller to Buyer pursuant to 5 or 6 of the Agreement with respect to the applicable Purchased Mortgage Loan or applied to reduce the Seller’s obligations with respect to the applicable Purchased Mortgage Loan under the Agreement, pursuant to Section of the Section 10 of the Agreement or otherwise.

(qqqq) “Purchased Mortgage Loans” shall mean each Mortgage Loan sold by Borrower, as Seller, to Bank, as Buyer, under the Mortgage Warehouse Agreement, as reflected in the TIAA Bank Warehouse Electronic System and as evidenced by the Daily Activity Report, prior to the time repurchased by Borrower, as Seller, in accordance with the terms of the Mortgage Warehouse Agreement.

(rrrr) “Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

(ssss) “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

(tttt) “Reportable Event” means a reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan, other than events for which the 30-day notice period is waived.

(uuuu) “Responsible Officer” means the chief executive officer, chief financial officer, chief operating officer, president or treasurer of Borrower or any other officer having substantially the same authority or responsibility as any of those officers, or any senior vice president of Borrower responsible for the administration of the obligations of Borrower under this Agreement.

(vvvv) “Requirements of Law” means, as to any Person, all requirements and prohibitions contained in the Certificate of Incorporation, Bylaws, Certificates of Formation and Operating Agreement, or other organizational or governing documents of such Person, and of any law, treaty, rule or regulation, or of any final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.

(wwww) “Restricted Cash” shall mean for any Person, any amount of cash or Cash Equivalents of such Person that is subject to a Lien in favor of any Person or that is required to be reserved by such Person in a restricted escrow arrangement or other similarly restricted arrangement pursuant to a contractual agreement or requirement of law; provided that for purposes of this definition, a “Lien” shall not include any liens created pursuant to any account control agreement or similar agreement in which the related lienholder, secured party or other third party, has not yet exercised its “control” (as such term is defined in the Uniform Commercial Code) over the cash or Cash Equivalents contained in the related account, nor shall it include any statutory offset rights of an applicable depository institution.

(xxxx) “Revolving Loan Period” means the period beginning on the Effective Date and ending on the Termination Date.

(yyyy) “SEC” shall have the meaning set forth in Section 7(a)(4) hereof.

(zzzz) “Serviced Loans” means all Mortgage Loans serviced or required to be serviced by Borrower under any TIAA, FSB Servicing Agreement, irrespective of whether the actual servicing is done by another Person (a subservicer) retained by Borrower for that purpose.

(aaaaa) “Servicer” means a Person (which may, or shall, mean Borrower if the context permits, or requires, it) retained by the owner (or a trustee for the owner) of Mortgage Loans to service them under a Servicing Agreement.

(bbbbb) “Servicing Agreement” means, with respect to any Person, the arrangement, whether or not evidenced in writing, pursuant to which that Person acts as servicer of Mortgage Loans, whether or not any of such Mortgage Loan is owned by such Person.

(ccccc) “Servicing Rights” means the rights of any Person to administer, service or subservice Mortgage Loans that are the subject matter of a Servicing Agreement and be compensated and reimbursed for doing so under such Servicing Agreement.

(ddddd) “Subordinated Debt” means, Indebtedness of Borrower (i) that is unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of Borrower in respect of such Indebtedness is subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Loans and all other obligations and liabilities of Borrower to Bank hereunder on terms and conditions approved in writing by Bank and all other terms and conditions of which are satisfactory in form and substance to Bank in its sole and absolute discretion.

(eeeee) “Subordination Agreement” shall mean an agreement among Bank, Borrower and all applicable third parties, which agreement satisfies the requirements of clause (iii) of the definition of “Subordinated Debt.”

(fffff) “Subsidiary” means any Person, more than fifty percent (50%) of the stock or other ownership interest of which, having by the terms thereof, ordinary voting power to elect the board of directors, managers or trustees of such corporation, partnership or joint venture (irrespective of whether or not at the time stock of any other class or classes of such corporation, partnership or joint venture shall have or might have voting power by reason of the happening of any contingency) shall, at the time as of which any determination is being made, be owned, either directly or through Subsidiaries.

(ggggg) “Taxes” shall have the meaning set forth in Section 3(j) hereof.

(hhhhh) “Termination Date” means the earlier of (a) September 25, 2020, or (b) the Maturity Date.

(iiiii) “TIAA, FSB Servicing Agreements” means (i) each of the Servicing Agreements listed on Exhibit VII hereof, as the same may be updated from time to time by agreement of Bank and Borrower and (ii) any other servicing agreement between the Borrower, as servicer, and Bank, as owner, designated by Bank and the Borrower as a “TIAA, FSB Servicing Agreement,” including future servicing agreements between Bank and Borrower, for purposes hereof. “TIAA, FSB Servicing Agreement” shall mean each of the foregoing, individually. To the extent specific sections of an TIAA, FSB Servicing Agreement are referenced herein, such references are based on the first servicing agreement referenced on Exhibit VII. To the extent any other TIAA, FSB Servicing Agreement utilizes a different numbering system, such references shall be deemed references to the equivalent provisions of such other TIAA, FSB Servicing Agreement.

(jjjjj) “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or nonperfection of the security interest in any Collateral or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or nonperfection.

2. Representations and Warranties.

(a) Corporate Representations and Warranties. Borrower represents and warrants to Bank as of the date hereof, as of the Advance Date for any Loan Advance and at all times until the Final Payout Date that:

(1) Borrower Existence. Borrower has been duly organized and is validly existing as a corporation in good standing under the laws of Delaware.

(2) Licenses. Borrower is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in any instance, the failure to be licensed or take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect. Borrower has the requisite corporate power and authority and legal right to service the Serviced Loans and to grant a lien on all of its right, title and interest in and to the Collateral, and to execute and deliver, engage in the Loan Advances contemplated by, and perform and observe the terms and conditions of, the Loan Documents.

(3) Power. Borrower has all requisite corporate power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

(4) Due Authorization. Borrower has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents, as applicable. This Agreement has been duly authorized, executed and delivered by Borrower, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Borrower in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5) Financial Statements. Borrower has heretofore furnished to Bank a copy of the consolidated balance sheet for the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2018 and the related consolidated statements of income and retained earnings and of cash flows for the Borrower and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of its certified public accountants. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2018, there has been no material adverse change in the consolidated business, operations, financial condition or properties of Borrower and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is Borrower aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. Borrower had, on the date of the statements delivered pursuant to this Section 2(a)(5) no liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Borrower except as heretofore disclosed to Bank in writing.

(6) Solvency. Borrower is solvent and will not be rendered insolvent by any Loan Advance and, after giving effect to such Loan Advance, will not be left with an unreasonably small amount of capital with which to engage in its business. Borrower does not intend to incur, nor does it believe it has incurred, debts beyond its ability to pay such debts as they mature nor is it contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. Borrower is not pledging or transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.

(7) No Conflicts. The execution, delivery and performance by Borrower of the Loan Documents does not conflict with any term or provision of any Requirements of Law, which conflict would have a Material Adverse Effect and will not violate any material mortgage, instrument, agreement or obligation to which Borrower is a party.

(8) Accurate and Complete Disclosure. The information, reports, Financial Statements, exhibits and schedules furnished in writing by or on behalf of Borrower to Bank in connection with the negotiation, preparation or delivery of this Agreement or performance hereof and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. There is no fact known to a Responsible Officer of Borrower that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, Financial Statement, exhibit, schedule, disclosure letter or other writing furnished to Bank for use in connection with the transactions contemplated hereby or thereby.

(9) Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Borrower of the Loan Documents that has not been obtained.

(10) Litigation. There is no action, proceeding or investigation pending with respect to which Borrower has received service of process or, to the knowledge of a Responsible Officer of Borrower, threatened in writing against Borrower before any court, administrative agency or other tribunal (A) asserting the invalidity of any Loan Document,

(B) seeking to prevent the consummation of any of the transactions contemplated by any Loan Document, or (C) that would reasonably be expected to materially and adversely affect the validity of any of the Collateral or the performance by Borrower of its obligations under, or the validity or enforceability of, any Loan Document.

(11) Material Adverse Change. There has been no material adverse change in the business, operations, financial condition or properties of Borrower or its Affiliates since December 31, 2018.

(12) Taxes. Borrower and its Subsidiaries have timely filed all Tax returns that are required to be filed by them and have paid all Taxes levied or imposed on them or their properties, except (a) for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(13) Investment Company. Borrower is not required to be registered as an “investment company”, and is not a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(14) Chief Executive Office; Jurisdiction of Organization. Borrower’s chief executive office is located at 1525 South Belt Line Road, Coppell, Texas 75019 (or such other address identified by Borrower in writing to Bank). Borrower’s jurisdiction of organization is Delaware. During the five years preceding the Effective Date, Borrower has not done business under any other legal corporate name and has not filed or had filed against it any bankruptcy, receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(15) Location of Books and Records. The location where Borrower keeps its books and records, including copies of all computer tapes and records relating to the Serviced Loans is its chief executive office.

(16) ERISA. Each Plan to which Borrower or its Subsidiaries make direct contributions, and, to the knowledge of a Responsible Officer of Borrower, each other Plan has been maintained and administered in material compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

(17) Debt for Borrowed Money. All credit facilities, repurchase facilities or substantially similar facilities or other debt for borrowed money of Borrower (the “Debt for Borrowed Money Arrangements”) that are presently in effect and/or outstanding are listed on Exhibit VI hereto (or listed in a Compliance Certificate provided under Section 7(a) hereunder if entered into after the Effective Date) and no events of default exist thereunder (the “Existing Indebtedness”).

(18) Agency Approvals; Servicing Facilities. Borrower or its subservicer has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Serviced Loans in accordance with the requirements of the applicable Approved Servicing Agreement. Borrower is an FHA Approved Mortgagee. Borrower is also approved by Ginnie Mae as an approved issuer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, Borrower is in good standing, with no event having occurred or Borrower having any reason whatsoever to believe or suspect will occur, including a change in insurance coverage that would either make Borrower unable to comply with the eligibility requirements in any material respect for maintaining all such applicable approvals.

(19) Plan Assets. Borrower is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(l) of the Code, and the Collateral, while held by Borrower, does not constitute “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA.

(20) No Prohibited Persons. Borrower, and, as applicable, none of its officers or directors is an entity or person (or to the knowledge of a Responsible Officer of Borrower, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above.

(21) Reserved.

(22) Eligible Pledged Servicing Receivable. Each Pledged Servicing Receivable included in the calculation of the Borrowing Base is an Eligible Pledged Servicing Receivable.

(23) No Default. No Default or Event of Default has occurred and is continuing.

(24) Margin Regulations. The use of all funds acquired by Borrower under this Agreement will not violate any of Regulations T, U or X.

(25) Anti-Money Laundering Laws. Borrower is in compliance in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”). Borrower has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence for purposes of the Anti-Money Laundering Laws, and maintains, and will maintain, sufficient information to identify the applicable mortgagor for purposes of the Anti-Money Laundering Laws.

(26) Remedies for Breach. The representations and warranties set forth in this Agreement shall survive transfer of the Collateral to Bank or its designated standby servicer. Upon discovery by Borrower or Bank of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the other.

3. Loan Advances.

(a) Subject to and upon the terms and conditions of this Agreement, during the Revolving Loan Period, Bank may in its sole discretion agree to make one or more Loan Advances to Borrower for Approved Purposes in an aggregate principal amount at any one time outstanding up to but not exceeding the Maximum Loan Amount. Within the limit of the Maximum Loan Amount in effect from time to time, and in Bank’s sole discretion, Borrower may borrow, repay, and reborrow at any time and from time to time during the Revolving Loan Period. If, by virtue of payments made on the Loan during the Revolving Loan Period, the principal amount owed on the Loan prior to the Termination Date reaches zero at any point, Borrower agrees that all of the Collateral and all of the Loan Documents shall remain in full force and effect to secure any Loan Advances made thereafter and the Obligations, and Bank shall be fully entitled to rely on all of the Collateral and all of the Loan Documents unless an appropriate release of all or any part of the Collateral or all or any part of the Loan Documents has been executed by Bank. Borrower acknowledges and agrees that the Maximum Loan Amount is calculated in conjunction with the Maximum Purchase Amount such that in no event shall the aggregate of the outstanding principal balance of the Loan hereunder and the outstanding Purchase Price of the Purchased Mortgage Loans exceed $[***] at any time. This Agreement is not a commitment by Bank to make Loan Advances to Borrower but rather sets forth the procedures to be used in connection with periodic requests for Bank to make Loan Advances to Borrower. Borrower hereby acknowledges that Bank is under no obligation to agree to enter into, or to enter into, any transaction pursuant to this Agreement or to make any Loan Advance or Loan hereunder.

Borrower shall initiate each Loan Advance by submitting to Bank a written Advance Request at least one (1) Business Day prior to the proposed Advance Date. Bank shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically, and purporting to have been sent to Bank by Borrower and Bank shall make reasonable efforts to verify the origin of any such communication or the identity or authority of the Person sending it.

If the Bank agrees in its sole discretion to make a Loan Advance pursuant to an Advance Request, subject to the terms and conditions of this Agreement, Bank shall make such Loan Advance available to Borrower by depositing the same, in immediately available funds, in an account of Borrower designated by Borrower and maintained with Bank.

(b) Any and all outstanding Obligations (other than contingent Obligations with respect to which no claim has been made) shall be due and payable on the Maturity Date.

(c) Reserved.

(d) In no event shall Bank be obligated to fund any Loan Advance when any Default or Event of Default has occurred and is continuing.

(e) The Loan shall be evidenced by, be repayable and accrue Interest in accordance with this Agreement. Interest shall accrue (i) with respect to the initial Interest period, from the date of this Agreement and ending on and including the date preceding first Facility Payment Date and (ii) with respect to each Interest period thereafter, from each Facility Payment Date and ending on including the date preceding each Facility Payment Date thereafter. Accrued and unpaid Interest for each calendar month shall be payable in arrears on the Interest Payment Date immediately following such calendar month. All accrued and unpaid Interest is payable on the Maturity Date. From and after an Event of Default, accrued and unpaid Interest is payable on demand. Borrower agrees that Bank is authorized to record (i) the date and amount of each Loan Advance made by Bank pursuant hereto and (ii) the date and amount of each payment of principal of each Loan Advance, in the books and records of Bank in such manner as is reasonable and customary for Bank, and that a certificate of an officer of Bank, setting forth in reasonable detail the information so recorded, shall constitute prima facie evidence of the accuracy of the information so recorded, absent manifest error; provided that the failure to make any such recording shall not in any way affect the Obligations of Borrower or the rights of Bank hereunder. Subject to the terms and conditions in this Agreement and the other Loan Documents, Borrower may borrow, repay, and reborrow under this Agreement during the Revolving Loan Period. Bank may in its sole discretion request that the Loan be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to Bank a promissory note payable to the order of Bank (or, if requested by Bank, to Bank and its registered assigns) in a form reasonably acceptable to Borrower and Bank. Thereafter, the Loan and interest thereon shall at all times (including after assignment pursuant to Section 12(a)) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f) If at any time the aggregate outstanding amount of the Loan exceeds the Borrowing Base in effect at such time, as determined by Bank in its sole discretion (such excess, a “Borrowing Base Deficiency”), then Bank may by notice to Borrower require Borrower to transfer to Bank cash in an amount equal to the Borrowing Base Deficiency (such requirement, a “Margin Call”). Notice delivered pursuant to this Section 3(f) may be given by any written or electronic means. Any notice given before 5:00 p.m. (Eastern time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (Eastern time) on the 3rd Business Day following such notice. The failure of Bank, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Bank to do so at a later date. Borrower and Bank each agree that a failure or delay by Bank to exercise its rights hereunder shall not limit or waive Bank’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Borrower. The Bank may in its sole discretion accept the pledge of additional Collateral rather than cash to satisfy any Margin Calls.

(g) If a payment hereunder is not made in a timely manner, Bank is authorized by Borrower to debit the amount of any such payments from the general deposit account of Borrower with Bank.

(h) Borrower represents that the proceeds of the Loan Advances will be used only for Approved Purposes.

(i) If any change subsequent to the date hereof in any applicable law, order, regulation, treaty or directive issued by any central bank or other Governmental Authority, or in the governmental or judicial interpretation or application thereof, or compliance by Bank with any request or directive (whether or not having the force of law) by any central bank or other Governmental Authority:

(1) subjects Bank to any Taxes of any kind whatsoever (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(2) imposes, modifies or holds applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Bank which are not otherwise included in the determination of the corporate base rate; or

(3) imposes on Bank any other condition;

and such change increases the cost to Bank of purchasing or maintaining the Loan, or reduces any amount receivable in respect thereof, or reduces the rate of return on the capital of Bank or any Person controlling Bank, then, in any such case, Borrower shall pay to Bank, within ten (10) Business Days after its demand therefor, any additional amounts necessary to compensate Bank for such cost increase or reduction in the amounts receivable or rate of return, as determined by

Bank, with respect to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby. If Bank becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Borrower in writing of the event by reason of which it has become so entitled. Bank shall provide with such notice a certificate as to any additional amounts payable pursuant to the foregoing sentence, containing the calculation thereof in reasonable detail, and such calculation shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement.

(j) Any and all payments by Borrower under or in respect of this Agreement or any other Loan Documents to which Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If Borrower shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to Bank, (i) Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) if such Tax is an Indemnified Tax, then the sum payable by Borrower hereunder shall be increased as may be necessary so that after Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 3(i)) Bank receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.

(k) Borrower hereby agrees to pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(l) Except as otherwise provided in the Loan Documents or otherwise agreed by Bank, all payments and prepayments of the Obligations, including proceeds from the exercise of any rights under the Loan Documents or proceeds of any of the Collateral, shall be applied to the Obligations in the following order, any instructions from Borrower to the contrary notwithstanding: (a) to the expenses for which Bank shall not have been reimbursed as required under the Loan Documents, and then to all indemnified amounts due under the Loan Documents; (b) to fees then owed Bank hereunder or under any other Loan Document; (c) to accrued interest on the portion of the Loan Advance being paid or prepaid; (d) to the principal portion of the Loan Advance being paid or prepaid; (e) to the remaining accrued interest on the Loan; (f) to the remaining principal portion of the Loan; and (g) to any remaining Obligations. All amounts remaining after the foregoing application of funds shall be paid to Borrower.

(m) Notwithstanding anything else to the contrary contained or implied herein or in any other Loan Document, Bank shall have full, unlimited recourse against Borrower and its assets in order to satisfy the Obligations.

(n) Intentionally Omitted.

4. Other Tax Matters.

(a) Borrower shall indemnify Bank, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Bank shall be conclusive absent manifest error.

(b) As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section, Borrower shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.

(c) (i) If Bank is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Bank shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by Borrower, Bank shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraph (ii) of this Section 4(c)) shall not be required if in Bank’s reasonable judgment such completion, execution or submission would subject Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Bank. (ii) Without limiting the generality of the foregoing, Bank shall deliver to Borrower upon the effective date of this Agreement (and from time to time thereafter upon the reasonable request of Borrower) executed copies of IRS Form W-9 certifying that Bank is exempt from U.S. federal backup withholding tax. Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(d) In the event that Bank assigns its rights and obligations under this Agreement to a non-U.S. Person, the following shall apply:

(1) Such non-U.S. Person shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or about the date on which such Person becomes an assignee under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(i) in the case of a non-U.S. assignee claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a non-U.S. assignee claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in a form reasonably acceptable to Borrower to the effect that such non-U.S. assignee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(iv) to the extent a non-U.S. assignee is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate in a form reasonably acceptable to Borrower, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the non-U.S. assignee is a partnership and one or more direct or indirect partners of such non-U.S. assignee are claiming the portfolio interest exemption, such non-U.S. assignee may provide a U.S. Tax Compliance Certificate in a form reasonably acceptable to Borrower on behalf of each such direct and indirect partner.

(2) Any non-U.S. assignee shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or about the date on which such non-U.S. assignee becomes an assignee under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(3) If a payment made to a non-U.S. assignee under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such non-U.S. assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such non-U.S. assignee shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such non-U.S. assignee has complied with such non-U.S. assignee’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(4) Each non-U.S. assignee agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(e) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4 (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Each party’s obligations under this Section 4 shall survive any assignment of rights by, or the replacement of, Bank and the repayment, satisfaction or discharge of all obligations under any Loan Document

5. Security Interest.

(a) Borrower hereby pledges and grants to Bank a continuing first priority security interest in all of Borrower’s right, title and interest in and to all of the Collateral to secure the prompt and complete payment and performance when due of all of the Obligations.

(b) Notwithstanding anything to the contrary contained herein, (i) Borrower shall remain liable under the Approved Servicing Agreements, contracts and other agreements to which such Person is a party and which are included in the Collateral and shall perform all of its respective duties and obligations thereunder to the same extent as if this Agreement had not been executed, and (ii) Bank as pledgee of the Borrower’s rights shall not have any obligation or liability under any of the Approved Servicing Agreements, contracts and other agreements included in the Collateral by reason of this Agreement (other than in its capacity as a counterparty to any such agreement), nor shall Bank be obligated to perform any of the obligations or duties of Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(c) At any time and from time to time, upon the written request of Bank, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Bank may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the UCC. Borrower hereby irrevocably authorizes Bank at any time and from time to time to prepare and file one or more financing statements (and any continuation statements and amendments thereto) describing the Collateral whether or not Borrower’s signature appears thereon.

(d) Borrower agrees that with respect to each Pledged Servicing Receivable, the Loan Advance (or portion thereof) relating to such Pledged Servicing Receivable shall be repaid to Bank as set forth below in this Section 5(d). Unless otherwise agreed by Bank, all outstanding Obligations hereunder shall be due and payable on the Maturity Date.

(e) Notwithstanding anything to the contrary contained in any Approved Servicing Agreement, including without limitation Sections 3.04, 3.17 and 4.03 thereof:

(1) with respect to FHA Loans, Borrower shall, and hereby does, irrevocably instruct Owner to remit to Bank directly all amounts held or controlled by Owner that are:

(i) FHA Claim Proceeds that constitute recoveries with respect to, or reimbursements for, any Pledged Servicing Receivables hereunder; and

(ii) that are otherwise recoveries with respect to, or reimbursements for, any FHA Loan Pledged Servicing Receivables hereunder; and

(2) with respect to any proceeds that constitute recoveries with respect to, or reimbursements for, any Pledged Servicing Receivables hereunder that are not covered by Section 5(d)(1) above, Borrower shall cause all such amounts to be paid to Bank within two (2) Business Days after Borrower’s receipt thereof.

Bank shall apply all amounts received in accordance with this Section 5(d) against the then-outstanding principal balance of the Loan. In the event there are no outstanding Obligations and Bank is in possession of proceeds in accordance with this Section 5(d), Bank shall promptly remit such excess proceeds to Borrower.

6. Conditions to Loan Advances.

(a) First Loan Advance. As conditions precedent to Bank’s obligation to fund the initial Loan Advance hereunder:

(1) Borrower shall have delivered to Bank, in form and substance reasonably satisfactory to Bank and its counsel, each of the following:

(i) duly executed copies of this Agreement and the Power of Attorney;

(ii) copies of all financing statements that Bank deems reasonably necessary to perfect the Bank’s security interest in the Collateral;

(iii) such credit applications, financial statements, authorizations and other information concerning Borrower and its business, operations and conditions (financial and otherwise) as Bank may reasonably request; and

(iv) legal opinions in form and substance acceptable to Bank from (i) Gregory Smallwood, General Counsel of Borrower as to corporate building block matters and (ii) Hunton Andrews Kurth LLP as to security interest and enforceability under New York law.

(2) All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents and to constitute the same legal, valid and binding Obligations, enforceable in accordance with their respective terms, shall have been done and performed, and shall have happened in due and strict compliance with all applicable laws.

(3) All documentation, including without limitation, documentation for corporate and legal proceedings in connection with the Loan Advances contemplated by the Loan Documents, shall be reasonably satisfactory in form and substance to Bank and its counsel.

(4) The total outstanding principal balance of the Loan after such Loan Advance shall not exceed the Maximum Loan Amount.

(b) Ongoing Loan Advances. As conditions precedent to Bank’s obligation to fund any Loan Advance hereunder:

(1) There shall have been submitted to Bank the Advance Request for such Loan Advance.

(2) The representations and warranties of Borrower contained in the Loan Documents shall be accurate and complete in all material respects as if made on and as of the date of such advance (or in all respects with respect to any representation or warranty that is qualified by materiality).

(3) There shall not have occurred a Default or an Event of Default.

(4) The total outstanding Loan Advances after such Loan Advance shall not exceed the Maximum Loan Amount.

7. Affirmative Covenants. Borrower hereby covenants and agrees with Bank that, until the Final Payout Date, Borrower shall:

(a) Financial Statements. Furnish or cause to be furnished to Bank:

(1) Annual Financial Statements of Borrower. Borrower shall deliver to Bank, by the last Business Day of Borrower’s first fiscal quarter following the end of the fiscal year of Borrower, the audited consolidated balance sheet of Borrower as at the end of such fiscal year and the related consolidated statement of comprehensive income and stockholders’ equity and of cash flows for such year all in reasonable detail and accompanied by an opinion of a certified public accounting firm.

(2) Quarterly Financial Statements of Borrower. Borrower shall deliver to Bank, within forty-five (45) calendar days following the end of the first, second and third calendar quarters, the unaudited consolidated balance sheet of Borrower as of the end of such period and the related unaudited consolidated statement of comprehensive income and stockholders’ equity and of cash flows subject, however, to year-end audit adjustments.

(3) Monthly Financial Statements of Borrower. Borrower shall deliver to Bank by the last Business Day of the calendar month following the end of the prior calendar month other than a calendar month ending the first, second, third and fourth quarters, the unaudited consolidated balance sheet of Borrower as of the end of such period and the related unaudited consolidated statement of comprehensive income for Borrower for such period and the portion of the fiscal year through the end of such period, subject, however, to year-end audit adjustments.

(4) Officer’s Certificate. Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsections (1), (2) and (3) above, an officer’s certificate in the form of Exhibit II hereto certified by a Responsible Officer of Borrower and demonstrating compliance with the financial covenants set forth in Section 7 hereof, together with a schedule of all credit facilities, repurchase facilities or substantially similar facilities or other debt for borrowed money of Borrower in effect as of the last day of the reporting period for such financial statements, in each case, that are in respect of principal Indebtedness obligations of $[***] or greater.

(b) Certificates; Reports; Other Information. Furnish or cause to be furnished to Bank such additional financial and other information, including, without limitation, financial statements of Borrower and information regarding the Collateral as Bank may from time to time reasonably request. Bank and Borrower understand and agree that such information shall only be provided to the extent that disclosure thereof is not prohibited by confidentiality or non-disclosure agreements between Borrower and FHA, Ginnie Mae or the Department of Housing and Urban Development.

(c) Reserved.

(d) Maintenance of Existence and Properties. Maintain its company existence and obtain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, including but not limited to all approvals with respect to, as applicable, Ginnie Mae and FHA, and comply with all Contractual Obligations and Requirements of Law (including, without limitation, any Requirements of Law under or in connection with ERISA), except where the failure to so maintain or comply is not reasonably likely to have a Material Adverse Effect.

(e) Inspection of Property: Books and Records: Audits.

(1) Keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and

(2) Permit (i) representatives of Bank to (A) visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours upon not less than five (5) Business Days prior notice (provided that upon the occurrence and during the continuation of an Event of Default no such notice shall be necessary and the cost and expense shall be borne by Borrower), and (B) discuss the business, operations, properties and financial and other condition of Borrower with officers and employees of Borrower, and (ii) representatives of Bank to conduct periodic operational audits of Borrower’s business and operations. Unless an Event of Default has occurred and is continuing, the expense of such inspections shall be borne by Bank and shall be limited to one such inspection in any twelve (12) month period. Nothing contained herein shall be deemed to limit Bank’s right to perform an annual due diligence review, the expense of which shall be borne by Borrower up to the Due Diligence Cap.

(f) Notices. Promptly give written notice to Bank of any the following known by a Responsible Officer of Borrower:

(1) The occurrence of any Default or Event of Default.

(2) Any litigation or proceeding affecting Borrower or the Collateral which would reasonably be expected to have a Material Adverse Effect.

(3) Any material adverse change in the business, operations, property or financial or other condition of Borrower that would reasonably be expected to have a Material Adverse Effect.

(4) Within two (2) Business Days, (i) the transfer, expiration without renewal, termination or other loss of all or any part of any Approved Servicing Agreement or the right of Borrower to service Serviced Loans thereunder (or the termination or replacement of Borrower thereunder), the reason for such transfer, loss, termination or replacement, if known to the Borrower, and the effects that such transfer, loss, termination or replacement will have (or will likely have) on the prospects for full and timely collection of all amounts owing to Borrower under or in respect of that Servicing Agreement and (ii) any event, occurrence or circumstance that results in a Pledged Servicing Receivable not meeting any requirement to maintain its status as an Eligible Pledged Servicing Receivable.

(5) (A) Borrower’s loss of any applicable approvals set forth in Section 2(a)(18) hereof or (B) should Ginnie Mae, HUD or FHA threaten in writing to revoke or limit any such applicable approvals set forth in Section 2(a)(18) hereof.

(g) Expenses. Pay all reasonable out-of-pocket costs and expenses (including fees and disbursements of legal counsel) of Bank: (1) incident to the preparation, negotiation and administration of the Loan Documents, including with respect to or in connection with any waiver or amendment thereof or thereto, (2) associated with any periodic audits conducted pursuant to Section 7(e)(2) or otherwise incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidations reorganization moratorium or other similar proceedings involving Borrower or a “workout” of the Obligations. Notwithstanding the foregoing, any expenses related to Bank’s due diligence review referenced in Section 7(e)(2) hereof shall be subject to the Due Diligence Cap. The Obligations of Borrower under this Section 7(g) shall be effective and enforceable whether or not any Loan Advance is made by Bank hereunder and shall survive payment of all other Obligations.

(h) Insurance. Obtain and maintain insurance with responsible companies in such amounts and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

(i) Principal Place of Business. Borrower shall provide Bank with ten (10) Business Days advance notice of any change in Borrower’s name, chief executive office or jurisdiction of organization.

(j) Servicing. Borrower shall maintain or, if Borrower is not the Servicer, cause the Servicer to maintain, adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Serviced Loans and in accordance with Accepted Servicing Practices and the Servicing Agreements. If Borrower is not the Servicer, Borrower will provide Bank with copies of all subservicing agreements and, upon Bank’s request, all reports, performance reviews and other material correspondence provided by Servicer or Borrower or required of either party thereunder.

(k) Eligible Pledged Servicing Receivables. Borrower shall ensure that at all times each Pledged Servicing Receivable included in the calculation of the Borrowing Base is an Eligible Pledged Servicing Receivable.

(l) Maintenance of Adjusted Tangible Net Worth. Borrower shall maintain an Adjusted Tangible Net Worth as of the last day of each calendar month of not less than [***].

(m) Maintenance of Ratio of Adjusted Indebtedness to Adjusted Tangible Net Worth. Borrower shall maintain the ratio of Adjusted Indebtedness to Adjusted Tangible Net Worth as of the last day of each calendar month of no greater than [***].

(n) Maintenance of Liquidity. Borrower shall ensure that it has cash and Cash Equivalents (excluding Restricted Cash or cash pledged to Persons other than Bank), in an amount not less than [***].

(o) Maintenance of Profitability. Borrower shall not permit, for any four (4) consecutive fiscal quarters, Borrower’s Covenant Net Income for such four (4) fiscal quarters (on an aggregate rolling basis) to be less than [***].

8. Negative Covenants. Borrower hereby agrees that, until the Final Payout Date, Borrower shall not at any time, directly or indirectly:

(a) Liens. Create, incur, assume or suffer to exist, any Lien upon the Collateral, except:

(1) Liens created pursuant to the Loan Documents;

(2) Liens related to the Indebtedness described in Section 8(b) of this Agreement;

(3) Liens for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, provided Borrower shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP;

(4) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection.

(b) Reserved.

(c) Consolidation and Merger. Liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate or other combination unless the Borrower is the surviving entity of any such consolidation, merger or other or make any material change in the nature of its business as presently conducted (and businesses ancillary and reasonably related thereto).

(d) Reserved.

(e) Reserved.

(f) Reserved.

(g) Reserved.

(h) Receivables Not To Be Evidenced by Promissory Notes. Borrower shall not take any action, or permit any other Person to take any action, to cause any of the Pledged Servicing Receivables to be evidenced by any “instrument” (as such term is defined in the UCC), except in connection with the enforcement or collection of the Pledged Servicing Receivables.

(i) No Pledge. Borrower shall not (a) pledge, transfer or convey any security interest in the Pledged Deposit Accounts or the Custodial Account to any Person or (b) pledge, grant a security interest or assign any existing or future rights to service any of the Collateral or to be compensated or reimbursed for servicing any of the Collateral, or pledge or grant to any other Person any security interest in any Collateral or Approved Servicing Agreements.

(j) Modification of Approved Servicing Agreements. Borrower shall not consent with respect to any Approved Servicing Agreement, to (i) the modification, amendment or termination of such Approved Servicing Agreement unless required by an Agency, (ii) the waiver of any provision of such Approved Servicing Agreement or (iii) the resignation of Borrower as servicer, or the assignment, transfer, or material delegation of any of its rights or obligations, under such Approved Servicing Agreement, without the prior written consent of Bank exercised in Bank’s sole discretion. Borrower will use reasonable efforts to ensure that at all times all FHA Claims are payable directly to Owner and not to Borrower.

(k) Reserved.

(l) Dividend. Declare or pay any dividends, or return any capital, to its owners or authorize or make any other distribution, payment or delivery of property or cash to its owners as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any ownership interest, or set aside any funds for any of the foregoing purposes, if a Default or Event of Default has occurred and is continuing or if such payment or action shall result in or cause any such Default or Event of Default.

(m) Illegal Activities. Borrower shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(n) Transactions with Affiliates. Borrower shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate unless such transaction is (i) otherwise not prohibited in this Agreement, and (ii) either (x) in the ordinary course of Borrower’s business, or (iii) upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

9. Events of Default. If any of the following events (each an “Event of Default”) occur, Bank shall have the rights set forth in Section 9 hereof and as otherwise set forth herein and in the other Loan Documents, as applicable:

(a) (i) Borrower shall fail to make when due any payment of principal or interest on any Loan Advance, including but not limited to, the principal payment obligations hereunder or (ii) Borrower shall fail to make when due any other amounts payable pursuant to any Loan Document (other than an amount referred to in clause (i) of this paragraph) and such failure shall continue unremedied for a period of five (5) Business Days; or

(b) Borrower shall default in the observance or performance of any covenant or agreement contained in Section 7(m), (n), (o) or (p) or Section 8 of this Agreement; or

(c) Except as otherwise set forth in this Section 9, Borrower shall fail to observe or perform any other term or provision contained in the Loan Documents, and such failure shall continue for ten (10) Business Days from receipt by a Responsible Officer of Borrower of written notice of such failure from Bank; or

(d) Any representation, warranty or certification made or deemed made in the Loan Documents (other than any representation, warranty or certification made with respect to any Mortgage) shall prove to have been false or misleading in any material respect as of the time made or furnished and shall remain unremedied for ten (10) Business Days from receipt by a Responsible Officer of Borrower of written notice of such failure from Bank;

(e) Borrower shall cease to be approved by or its approval shall be revoked, suspended, rescinded, halted, eliminated, limited, withdrawn, annulled, repealed, voided or terminated by Ginnie Mae as an approved issuer; or

(f) Bank does not, or ceases to, have a first priority perfected security interest in the Collateral or any part thereof, other than as a result of a release of such security interest by Bank or inaction by Bank; or

(g) (i) Borrower ceases to be (1) a HUD approved mortgagee pursuant to Section 203 of the National Housing Act or (2) a Fannie Mae or Freddie Mac approved servicer, except to the extent Borrower voluntarily chooses to surrender its approvals with Fannie Mae or Freddie Mac, or (ii) HUD, Fannie Mae or Freddie Mac, as applicable, suspends, rescinds, halts, eliminates, withdraws, annuls, repeals, voids or terminates the status of Borrower as either (1) a HUD approved mortgagee pursuant to Section 203 of the National Housing Act or (2) a Fannie Mae or Freddie Mac approved servicer; or

(h) the entry of a decree or order for relief by a court or agency or supervisory authority having jurisdiction in respect of Borrower for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official in any insolvency, conservatorship, receivership, readjustment of debt, marshalling of assets and liabilities or similar proceedings for Borrower or of any substantial part of its property, or ordering the winding up or liquidation of the affairs of Borrower and such decree or order shall remain unstayed and in effect for a period of 60 consecutive Business Days; or

(i) Borrower shall voluntarily commence liquidation, consent to the appointment of a conservator or receiver or liquidator or similar Person in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Borrower or of or relating to all or substantially all of its property; or Borrower shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency law, make a general assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or

(j) Any “event of default” or any other default which permits a demand for, or requires, the early repayment of obligations due by a Borrower under any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness in excess of [***] of Borrower.

10. Rights upon Event of Default. If any Event of Default shall occur and be continuing, Bank may upon written notice to Borrower terminate this Agreement and declare the Loan and the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 9(f), this Agreement shall automatically terminate and the Loan and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower. Bank may revoke any such election at any time and choose to treat such failure to comply as an Event of Default. If any Event of Default shall occur and be continuing, Bank may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise, including without limitation:

(a) in its discretion, to demand, sue for, collect or receive and receipt for (in its own name, in the name of Borrower or otherwise) any money or property at any time payable or receivable on account of any of the Collateral, in consideration of its transfer or in exchange for it;

(b) direct, and to take any and all other steps necessary to cause, any Servicer of any of the Collateral to pay over directly to Bank for the account of Borrower (instead of to Borrower or any other Person) all sums from time to time due to Borrower and to take any and all other actions that Borrower or Bank has the right to take under the Borrower’s contract with such Servicer;

(c) direct Borrower to pay over to Bank all sums from time to time due Borrower under or in respect of the Collateral, including any and all fees and other compensation under the Approved Servicing Agreements for servicing the Serviced Loans and all amounts paid to or collectable by Borrower to pay Pledged Servicing Receivables, whether paid to Borrower or withheld or recovered by Borrower from collections and realizations on such Serviced Loans or any other source, and to take any and all other actions that, subject to any restrictions imposed by the relevant Approved Servicing Agreement for the benefit of the party to it on whose behalf the Mortgaged Loans are being serviced (to the extent that such restrictions are valid and enforceable under the UCC and all applicable laws, rules and regulations), Borrower or Bank has the right to take under that Approved Servicing Agreement, and if Bank does so request, then Borrower shall diligently and continuously thereafter comply with such request;

(d) foreclose upon or otherwise enforce its security interest in and Lien on the Collateral, or on such portions or elements of the Collateral as Bank shall elect to proceed against from time to time;

(e) subject to the terms of the applicable Approved Servicing Agreements and Applicable Law, act, or contract with one or more third Persons to act, as Servicer of each item of Collateral requiring servicing and perform all obligations required in connection with any Approved Servicing Agreements to which Borrower is a party, and Borrower hereby agrees to pay such third Persons’ fees to the extent (if any) that Bank is unable, despite reasonable efforts made by Bank in light of the necessity that there be no material break in the continuity of servicing, to contract for such servicing and performance of such obligations for fees equal to or less than the fees under such Approved Servicing Agreements;

(f) as a matter of right and without notice to Borrower or anyone claiming under Borrower, and without regard to the then value of the Collateral or the interest of Borrower therein, to apply to any court having jurisdiction to appoint a receiver or receivers of the Collateral, and Borrower hereby irrevocably consents to such appointment and waives notice of any application therefor. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Bank in case of entry as provided herein and shall continue as such and exercise all such powers until the date of the sale of the Collateral unless such receivership is sooner terminated; and

(g) exercise all rights and remedies of a secured creditor under the UCC, including selling the interests of Borrower in the Collateral at public or private sale. Bank shall give Borrower not less than 10 days’ notice of any such public sale or of the date after which private sale may be held. Borrower agrees that 10 days’ notice shall be reasonable notice. At any such sale any or all of the Collateral may be sold as an entirety or in separate parts, as Bank may determine in its sole discretion. Bank may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. Bank is authorized at any such sale, if Bank deems it advisable so to do, to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or resale of any of the Collateral. Borrower specifically agrees that any such sale, whether public or private, of any Collateral pursuant to the commitment of any investor to purchase such Collateral that was obtained by (or with the approval of) Borrower will be commercially reasonable, and if such sale is for the price provided for in such commitment, then such sale shall be held to be for value reasonably equivalent to the value of the Collateral so sold. Upon any such sale, Bank shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption, stay or appraisal which Borrower has or may have under any rule of law or statute now existing or hereafter adopted. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Bank until the selling price is paid by the purchaser, but Bank shall not incur any liability in case of such purchaser’s failure to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. Nothing in this Agreement shall be construed as Borrower’s waiver of, or agreement to waive, any requirement imposed by applicable law that any sale of the Collateral be commercially reasonable.

Borrower waives any right to require Bank to proceed against any third party, exhaust any Collateral or other security for the Obligations, or to have any third party joined with Borrower in any suit arising out of the Obligations or any of the Loan Documents, or pursue any other remedy available to Bank. Borrower further waives any and all notice of acceptance of this Agreement.

All rights available to Bank under the Loan Documents shall be cumulative of and in addition to all other rights granted to Bank at Law or in equity, whether or not the Loan or the Obligations be due and payable or performance required and whether or not Bank shall have instituted any suit for collection, foreclosure, or other action under or in connection with the Loan Documents.

During the continuation of an Event of Default, Borrower (i) shall provide Bank with access, without charge, to all information, data and documents with respect to the Mortgage Loans and advances with respect thereto, including access to its internet portal site containing information regarding the Mortgage Loans and the Pledged Servicing Receivables and (ii) allow Bank to download documents and reports regarding the Mortgage Loans and the Pledged Servicing Receivables accessed through its internet portal site.

11. Termination. This Agreement shall remain in effect until the Final Payout Date, except with respect to provisions expressly intended to survive termination.

12. Miscellaneous Provisions.

(a) Assignment; Participations. Borrower may not assign its rights or Obligations under this Agreement without the prior written consent of Bank. Bank may at any time assign or pledge its rights and obligations under this Agreement with the prior written consent of Borrower to any other party provided that the prior written consent of the Bank shall not be required (i) if an Event of Default under Section 9(a) or 9(h) of this Agreement has occurred and is continuing or (ii) if such assignment is to an affiliate of Bank. Subject to the foregoing, all provisions contained in this Agreement or any document or agreement referred to herein or relating hereto shall inure to the benefit of Bank, its successors and assigns, and shall be binding upon Borrower, its successors and assigns; provided, however, that no assignee shall be entitled to a greater payment pursuant to Section 3(i) than Bank would have been entitled to receive if it had not assigned its interest hereunder.

Bank may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) Bank’s obligations under this Agreement shall remain unchanged, (ii) Bank shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under this Agreement and the other Loan Documents. Borrower agrees that each participant shall be entitled to the benefits of Sections 3(i) 3(j), 3(k) and 4 (subject to the requirements and limitations therein, including the requirements under Sections 4(c) and (d) (it being understood that the documentation required under Sections 4(c) and (d) shall be delivered to Bank)) to the same extent as if it had acquired its interest by assignment; provided that such participant shall not be entitled to receive any greater payment under Sections 3(i) 3(j), 3(k) and 4, with respect to any participation, than Bank would have been entitled to receive. If Bank sells any participations of its right and obligations under this Agreement to a non-U.S. participant, Bank shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that Bank shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations information under any Loan Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Bank shall treat each person whose name is recorded in the Participation Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(b) Amendment. Neither this Agreement nor any of the other Loan Documents may be amended or terms or provisions hereof or thereof waived unless such amendment or waiver is in writing and signed by Bank and Borrower. In the event any governmental regulatory authority with jurisdiction over Bank requires Bank to amend this Agreement for any reason, Bank and Borrower shall negotiate, in good faith, to amend this Agreement to satisfy such government regulatory authority’s requirements. It is expressly agreed and understood that the failure by Bank to elect to accelerate amounts outstanding hereunder or to terminate the obligation of Bank to make Loans hereunder shall not constitute an amendment or waiver of any term or provision of this Agreement.

(c) Cumulative Rights, No Waiver. The rights, powers and remedies of Bank under the Loan Documents are cumulative and in addition to all rights, powers and remedies provided under any and all agreements among Borrower and Bank relating hereto, at law, in equity or otherwise. Any delay or failure by Bank to exercise any right, power or remedy shall not constitute a waiver thereof by Bank, and no single or partial exercise by Bank of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

(d) Entire Agreement. This Agreement and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior written or verbal agreements and understandings relating to the subject matter hereof and thereof.

(e) Survival. All representations, warranties, covenants and agreements on the part of Borrower contained in the Loan Documents shall survive the termination of this Agreement and shall be effective until the Final Payout Date (or longer if expressly set forth herein for any such representation, warranty, covenant or agreement).

(f) Notices. All notices given by any party to the others under the Loan Documents shall be in writing unless otherwise provided for herein, delivered personally or by depositing the same with an overnight courier addressed to the party at the following addresses:

If to Bank:

TIAA, FSB

100 Summer Street, Suite 3232

Boston, Massachusetts 02110

Attention: Stephen E. Burse

E-mail: Stephen.Burse@TIAABank.com

Telephone No.: (857) 264-3543

with copies to:

TIAA, FSB

501 Riverside Avenue

12th Floor

Jacksonville, Florida 32202

Attention: Legal Department

E-mail: Dave.Barrett@TIAABank.com

Telephone No.: (904) 623-8237

If to Borrower:

Caliber Home Loans, Inc.

1525 South Belt Line Road

Coppell, Texas 75019

Attention: Glenn Minkoff

E-mail: glenn.minkoff@caliberhomeloans.com

Telephone No.: (214) 299-5385

with copies to:

Caliber Home Loans, Inc.

1525 South Belt Line Road

Coppell, Texas 75019

Attention: Gregory Smallwood

E-mail: gregg.smallwood@caliberhomeloans.com

Telephone No.: (469) 912-3533

Except as otherwise provided herein and unless the Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein. Such notices shall be effective on the date received or, if mailed, on the third Business Day following the date mailed.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(h) Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

(i) Exculpatory Provisions. Neither Bank nor any of Bank’s Affiliates, or any of their respective officers, directors, employees, agents, counsel, attorneys-in-fact or Affiliates shall be liable to Borrower for any action taken or omitted to be taken by it or such Person under or in connection with the Loan Documents or with respect to the Collateral (except that such release with respect to Bank shall not apply to Bank’s gross negligence, bad faith, willful misconduct, or breach of its express obligations hereunder). Borrower agrees not to assert any claim against Bank or any of Bank’s Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Loan or any Loan Advance, this Agreement or any of the transactions contemplated hereby or thereby.

(j) Indemnification. Borrower agrees to hold Bank, Bank’s Affiliates, and their respective officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all third-party liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party, arising out of this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence, bad faith, willful misconduct, or breach of its express obligations hereunder. Borrower also agrees to reimburse each Indemnified Party within thirty (30) calendar days after being billed by such Indemnified Party for all the Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of Bank’s rights under this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its counsel.

(k) Confidentiality. Bank and Borrower hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Loan Documents or the transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be used or divulged to any Person other than their Related Parties without the prior written consent of such other party except to the extent that (i) it is necessary to do so in order to comply with any applicable law or this Agreement, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iii) in the event the Loan is accelerated and declared due and payable in accordance with the provisions hereof, Bank determines such information to be necessary to disclose in connection with the marketing and sales of the Collateral or otherwise to enforce or exercise Bank’s rights hereunder, (iv) in the case of the Borrower, to enforce its rights hereunder, or (v) such information is provided to a potential assignee hereunder or a potential or actual participant, in any case, so long as such potential assignee, potential participant or actual participant executes and delivers to the Bank an agreement pursuant to which such Person is bound by the provisions of this clause (k) in respect of which the Borrower is a third-party beneficiary. The Bank’s and Borrower’s obligations under this clause (k) shall survive for one (1) year following the Final Payout Date.

(l) Consumer Information. Notwithstanding anything in this Agreement to the contrary, each party shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Collateral and/or any applicable terms of this Agreement (the “Confidential Information”). Each party understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and each party agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Each party shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act), (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Each party shall, at a minimum establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570. Upon request, each party will provide the other party evidence reasonably satisfactory to allow the requesting party to confirm that the responding party has satisfied its obligations as required under this Section. Without limitation, this may include, to the extent permitted by law, review of audits, summaries of test results, and other equivalent evaluations. Each party shall notify the other party immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers relating to any Collateral. Each party shall provide such notice by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of delivery.

(m) Jurisdiction, Venue and Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK, AND CONSENTS THAT BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS

AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. BORROWER ACKNOWLEDGES AND AGREES THAT THE VENUE PROVIDED ABOVE IS THE MOST CONVENIENT FORUM FOR BOTH BORROWER AND BANK. BORROWER WAIVES ANY OBJECTION TO VENUE AND ANY OBJECTION BASED ON A MORE CONVENIENT FORUM IN ANY ACTION INSTITUTED UNDER THIS AGREEMENT.

EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW AND UPON CONFERRING WITH THEIR RESPECTIVE COUNSEL) ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

(n) Reimbursement. All sums reasonably expended by Bank in connection with the exercise of any right or remedy provided for herein shall be and remain Borrower’s obligation (unless and to the extent that Borrower is the prevailing party in any dispute, claim or action relating thereto). Borrower agrees to pay, subject to the Due Diligence Cap, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Bank in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Loan Documents, the taking of any action, including legal action, required or permitted to be taken by Bank pursuant thereto, any “due diligence” or loan agent reviews conducted by Bank or on its behalf or by refinancing or restructuring in the nature of a “workout.”

(o) Setoff and Withdrawal of Funds; Retention of Funds.

(1) In addition to any rights and remedies of Bank provided by law, Bank shall have the right at any time during the continuation of an Event of Default, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), including but limited to the Pledged Deposit Accounts required to be established under this Agreement, in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, and any other property of Borrower, at any time held or owing by Bank or any branch or agency thereof to or for the credit or the account of Borrower. Bank and Borrower understand and agree that no Borrower deposit accounts identified to Bank as custodial accounts at the time of establishment thereof are included in the right to set-off contemplated by this section.

(2) Bank agrees to promptly notify Borrower after any such set-offs and applications made by Bank under this Section 12(o); provided, that the failure to give such notice shall not affect the validity of such set-off and application.

(p) Power of Attorney. Borrower hereby irrevocably constitutes and appoints Bank and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time in Bank’s reasonable discretion only following the occurrence and during the continuation of an Event of Default, for the purpose of carrying out the terms of this Agreement, including without limitation, protecting, preserving and realizing upon the Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including, without limitation, to protect, preserve and realize upon the Collateral, to file such financing statement or statements relating to the Collateral as Bank at its option may deem appropriate. Without limiting the generality of the foregoing, Borrower hereby gives Bank the power and right, on behalf of Borrower, without assent by, but with notice to, Borrower, to do the following at any time during the continuation of an Event of Default:

(1) in the name of Borrower, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Bank for the purpose of collecting any and all such moneys due with respect to any Collateral whenever payable;

(2) to pay or discharge taxes and liens levied or placed on or threatened against the Collateral;

(3) (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to Bank or as Bank shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any proceeds thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Bank may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though Bank were the absolute owner thereof for all purposes, and to do, at Bank’s option and Borrower’s expense, at any time, and from time to time, all acts and things which Bank deems necessary to protect, preserve or realize upon the Collateral and Bank’s liens thereon and to effect the intent of this Agreement, all as fully and effectively as Borrower might do; and

(4) to request that any Pledged Servicing Right related to any other investor be transferred to Bank or to another approved servicer approved by such other investor (as the case may be) and perform (without assuming or being deemed to have assumed any of the obligations of Borrower thereunder) all aspects of each servicing contract that is

Collateral, (e) request distribution to Bank of sale proceeds or any applicable contract termination fees arising from the sale or termination of such Pledged Servicing Rights and remaining after satisfaction of Borrower’s relevant obligations to such other investor (as the case may be), including costs and expenses related to any such sale or transfer of such Pledged Servicing Rights and other amounts due for unmet obligations of Borrower to such other investor (as the case may be) under applicable Agency Guideline or such other investor’s contract, (f) deal with investors and any and all subservicers and master servicers in respect of any of the Collateral in the same manner and with the same effect as if done by Borrower and (g) take any action and execute any instruments that Bank deems necessary or advisable to accomplish any of such purposes.

The powers conferred on Bank hereunder are solely to protect Bank’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Bank shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

This power of attorney is a power coupled with an interest and shall be irrevocable.

[Space below intentionally blank; signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and sealed as of the day and year first above written.

TIAA, FSB formerly known as EVERBANK

By:	/s/ Paul Chmielewski
Name:	Paul Chmielewski
Title:	SVP

Signature Page to Loan and Security Agreement

CALIBER HOME LOANS, INC.

By:	/s/ William Dellal
Name:	William Dellal
Title:	EVP, Capital Markets and CFO

Signature Page to Loan and Security Agreement

EXHIBIT I

COLLATERAL

“Collateral” means all of the Borrower’s right, title and interest in and to the following, in each case wherever located, whether now existing or hereafter arising, and all products and proceeds thereof:

(a) all Pledged Servicing Rights (whether classified as instruments, accounts, payment intangibles or general intangibles under the UCC), together with:

(i) all late charges, fees and other servicing compensation under, for or in respect of the Pledged Servicing Rights, whether or not yet accrued, earned, due or payable;

(ii) all of Borrower’s rights to proceeds of any sale or other disposition of the Pledged Servicing Rights and to any payment in respect of the transfer or termination of the Pledged Servicing Rights by the counterparty to the relevant Approved Servicing Agreement;

(iii) all other present and future rights and interests of Borrower in, to, and under the Pledged Servicing Rights;

(iv) all insurance and claims for insurance effected or held for the benefit of Borrower and Bank in respect of the Pledged Servicing Rights;

(v) all of Borrower’s files, certificates, correspondence, appraisals, accounting entries, journals and reports, other information and data that describes, catalogs or lists such information or data, or that otherwise directly relates to the Pledged Servicing Rights, and other information and data that is used or useful for managing and administering the Pledged Servicing Rights;

(vi) all media (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media) on which is stored only information or data that relates to the Pledged Servicing Rights;

(vii) all payments, distributions or other products and proceeds of the Pledged Servicing Rights, all accounts, payment intangibles and general intangibles arising from, under or in respect of the Pledged Servicing Rights or relating thereto, and all accessions or additions to and all substitutions for any of the Pledged Servicing Rights;

(viii) all instruments, documents, or writings evidencing any monetary obligation, account, payment intangible, general intangible or security interest in any of the Pledged Servicing Rights; and

(ix) all security for or claims against others in respect of the Pledged Servicing Rights;

(b) All Pledged Servicing Receivables (whether classified as instruments, accounts, payment intangibles or general intangibles under the UCC), together with:

(i) all rights to compensation due or to become due to Borrower in consideration of the performance of the duties and obligations of Borrower under or in respect of any Approved Servicing Agreements;

(ii) all rights to funds from any and all of Servicer’s deposit accounts from which Borrower has the right to make withdrawals to reimburse Borrower for monies advanced by Borrower as the servicer of Mortgage Loans pursuant to Approved Servicing Agreements;

(iii) all profits, income, surplus, moneys and revenues of any kind accruing, and all accounts arising, under or in respect of the Pledged Servicing Receivables;

(iv) all accounts, payment intangibles and general intangibles, whether now or hereafter existing (including all of Borrower’s present and future rights to have and receive interest and other compensation, whether or not yet accrued, earned, due or payable), under or arising out of any or all of the Pledged Servicing Receivables;

(v) all of Borrower’s right, title and interest in and to any and all security for or claims against others in respect of the Pledged Servicing Receivables;

(vi) all of Borrower’s files, surveys, certificates, correspondence, appraisals, computer programs (to the extent such computer programs may be pledged without violating any related license or agreement), tapes, discs, cards, accounting records and other information and data directly relating to any of the Pledged Servicing Receivables; and

(vii) all of Borrower’s proceeds and rights to proceeds of any sale or other disposition of any or all of the Pledged Servicing Receivables;

(c) The Pledged Deposit Accounts (if any);

(d) The FHA Claim Proceeds;

(e) All Purchased Mortgage Loans, together with (i) Borrower’s rights (but not its obligations) under the Mortgage Warehouse Agreement, including without limitation any rights to receive payments thereunder or any rights to collateral thereunder whether now owned or hereafter acquired, now existing or hereafter created and (ii) all collateral however defined or described under the Mortgage Warehouse Agreement to the extent not otherwise included under the definitions of Collateral or the foregoing subparagraph (e)(i). Borrower shall deliver an irrevocable instruction to the buyer under the Mortgage Warehouse Agreement that upon receipt of notice of an Event of Default under this Agreement, the buyer thereunder is authorized and instructed to remit to Bank hereunder directly any amounts otherwise payable to Borrower and to deliver to Bank all collateral otherwise deliverable to Borrower. In furtherance of the foregoing, such notice shall also require, upon repayment of the outstanding Purchase Price under the

Mortgage Warehouse Agreement and termination of all obligations of the buyer thereunder or other termination of the Mortgage Warehouse Agreement following repayment of all obligations thereunder that buyer under the Mortgage Warehouse Agreement deliver to Bank hereunder any collateral (as such term may be defined under the Mortgage Warehouse Agreement) or other property of Borrower then in its possession or control; and

(f) All rights to have and receive any of the Collateral described above, all accessions or additions to and substitutions for any of such Collateral, together with all renewals and replacements of any of such Collateral, all other rights and interests now owned or hereafter acquired by Borrower in, under or relating to any of such Collateral or referred to above and all proceeds of any of such Collateral; all of Borrower’s present and future accounts, payment intangibles and general intangibles arising from or relating to any of the Pledged Servicing Receivables or any such other property relating to the Collateral described in clauses (a) through (e) as may be specifically pledged in writing by Borrower to Bank; all other rights and interests of Borrower in, under or, in the case of Servicing only, relating to any of such property, all of Borrower’s rights and interests (but none of its obligations) in, to and under all contracts and agreements, whether oral or written, relating thereto; any instruments, documents or writings evidencing any monetary obligation, contract right, account or security interest in any of such property or its proceeds accruing or accrued and all other rights and interests in and to any and all security for or claims against others in respect of any of the property described or referred to herein; all books, records, contract rights, instruments, documents (including all documents of title), chattel paper and proceeds relating to, arising from or by virtue of or collections with respect to, or comprising part of, any of such Collateral, including all insurance and claims for insurance effected or held for the benefit of Borrower or Bank in respect of any of the foregoing; in each case whether now existing or hereafter arising, accruing or accrued; and all other rights and interests in and to any and all security for or claims against others in respect of any of the rights, interests and property described or referred to above.

EXHIBIT II

COMPLIANCE CERTIFICATE

Provided as Exhibit A to that certain Pricing Letter, dated as of the date hereof, between

Borrower, as Seller, and Bank, as Buyer, as amended from time to time.

EXHIBIT III

RESERVED

EXHIBIT IV

BORROWING BASE CERTIFICATE

Provided under separate cover.

EXHIBIT V

RESERVED

EXHIBIT VI

EXISTING INDEBTEDNESS

EXHIBIT VII

TIAA, FSB SERVICING AGREEMENTS

As reflected in the Bank’s records.